UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 2, 2015
Date of earliest event reported: November 25, 2015

HYDROCARB ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53313	30-0420930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 375, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 970-1590
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 25, 2015, Hydrocarb Energy Corporation (“we”, “us”, and the “Company”) received a notice of default from Typenex Co-Investment, LLC (“Typenex” and the “Default Notice”).  The Company vehemently disagrees with the Default Notice in every regard.

The Default Notice alleged the occurrence of an event of default under the terms of that certain Securities Purchase Agreement (the “SPA”) and Secured Convertible Promissory Note (the “Note”) sold by the Company to Typenex on October 16, 2015, as previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 22, 2015. Specifically, the Default Notice alleged that the Company’s November 17, 2015 sale of an 8% Short Term Cash Redeemable Note to Darling Capital, LLC (the “Darling Note”), as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on November 23, 2015, constituted a ‘variable security’ which therefore resulted in a breach of the provisions of the SPA and Note because the Company did not first receive the approval of Typenex for such sale as required thereby for the Company’s sale of a ‘variable security’.  The Default Notice also seeks to enforce default interest on the Note (22% per annum); to increase the balance of the Note by 15% (i.e., by $259,500 to a balance of $2,006,429) due to the alleged occurrence of the default; and further seeks to foreclose on 3.1 million shares of common stock of the Company pledged by related parties to secure amounts owed under the Note.

On November 30, 2015, the Company received a demand notice (the “Demand Notice”) from Typenex formally requesting and demanding the payment of the $2,006,429 alleged due under the Note by December 2, 2015.

The Company disputes the claim that an event of default has occurred under the SPA or the Note and further disputes and fails to acknowledge the claims and demands made by Typenex in the Default Notice and Demand Notice. The Darling Note was not a ‘Variable Security’ as such security is not convertible unless or until such note is not repaid by the 180th day after the sale of such note and the Company therefore believes that the claims made by Typenex are invalid. Furthermore, pursuant to the terms and conditions of the Note, Typenex is required to provide us a 15 day cure period in the event we breach certain terms of the SPA, including the breach alleged by Typenex in the Default Notice, and Typenex has failed to provide us any right to cure as required by the SPA and Note.

Additionally, pursuant to a subordination agreement entered into between Typenex and the agent for our senior lender, Typenex agreed not to make any demand for payment of amounts owed under the Note, commence any action to enforce the repayment of the Note (except pursuant to the terms of the subordination agreement, which requires among other things, 60 days prior notice by Typenex to our senior lender), collect any collateral (other than pledged shares), or accept any payment of amounts owed under the Note (including principal, interest and other amounts due) unless in the form of common stock of the Company, until or unless amounts owed to our senior lender are first satisfied in full.

The Company currently has no intention of paying Typenex pursuant to the Demand Notice, allowing Typenex to foreclose on the pledged shares or acknowledging that a default has occurred under the SPA or Note and is currently analyzing its options moving forward in regards to the erroneous claims made by Typenex, which may include, but not be limited to filing a lawsuit against Typenex. Notwithstanding the above, the existence of the alleged defaults, and/or resources the Company may be forced to expend in defending itself against the allegations made by Typenex may negatively effect the Company or its cash flow, which may ultimately result in a decline in the value of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 2, 2015	Hydrocarb Energy Corporation

/s/ Kent P. Watts
Kent P. Watts
Chief Executive Officer